As filed with the Securities and Exchange Commission on November 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3893191
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CHS/COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0137985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address, including zip code, of principal executive offices)

CHS/Community Health Systems, Inc. Deferred Compensation Plan

(Full title of plan)

Rachel A. Seifert

Community Health Systems, Inc.

Executive Vice President, Secretary and General Counsel

4000 Meridian Boulevard

Franklin, Tennessee 37067

(615) 465-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Deferred Compensation Obligations (2)	$10,000,000	100%	$10,000,000	$1,007

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 (h) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Deferred compensation obligations under the CHS/Community Health Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to pay deferred compensation in the future in accordance with the terms of such plan. Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional $10,000,000 of deferred compensation obligations under the Deferred Compensation Plan. The Registrants previously registered $10,000,000 of deferred compensation obligations under the Deferred Compensation Plan on December 11, 2009 (Registration Statement No. 333-163691).

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional $10,000,000 of deferred compensation obligations under the Deferred Compensation Plan to pay deferred compensation in the future in accordance with the terms of such plan.

The Registrants previously registered $10,000,000 of deferred compensation obligations under the Deferred Compensation Plan on a Registration Statement on Form S-8 (Registration Statement No. 333-163691) on December 11, 2009 (the “Initial Form S-8”). As permitted by General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Initial Form S-8, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof.

References to “us,” “our,” “we” and “the Registrants” shall mean Community Health Systems, Inc., a Delaware corporation and its wholly-owned subsidiary CHS/Community Health Systems, Inc., a Delaware corporation, unless the context otherwise requires. The “Company” refers to Community Health Systems, Inc. and “CHS” refers to CHS/Community Health Systems, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the Commission will automatically update this Registration Statement. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 25, 2015;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the Commission on May 6, 2015, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the Commission on August 4, 2015, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed with the Commission on November 3, 2015; and

(c)	Our Current Reports on Form 8-K filed with the Commission on February 27, 2015, March 10, 2015, April 1, 2015, May 18, 2015, May 21, 2015 and October 20, 2015.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that we may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

The securities offered under this Registration Statement include $10,000,000 of deferred compensation obligations of CHS which may be offered pursuant to the Deferred Compensation Plan to certain members of management and other highly compensated employees of CHS’ management subsidiary and certain other affiliates. The obligations are unfunded and unsecured obligations of CHS to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan. The obligations rank pari passu with the other unsecured indebtedness of CHS. The Company guarantees the obligations of CHS under the Deferred Compensation Plan. CHS has entered into a trust arrangement in respect of the Deferred Compensation Plan, which trust holds money or other property delivered to the trustee for payment of benefits under the Deferred Compensation Plan. However, such arrangement does not, and is not intended to, change the status of the obligations as unsecured general obligations of CHS.

The amount of compensation deferred by participants is determined based on participant elections made in accordance with the provisions of the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may defer all or a portion of their annual base salary and bonus in any calendar year, subject to any administrative constraints as may be established by the committee appointed by CHS to administer the plan (the “Committee”). Prior to 2009, CHS and/or its affiliates made certain contributions to participants’ accounts. Effective since 2009, no Company contributions are made to the Deferred Compensation Plan. Participants are fully vested in their deferral contributions at all times.

CHS’ aggregate obligation under the Deferred Compensation Plan at any given time is equal to the sum of participants’ aggregate account balances at such time. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds, and are credited and debited in accordance with the actual financial performance of such funds. Participants elect the investment funds in which their accounts are hypothetically invested. If a participant fails to make an election, the Committee will select an investment fund for the participant in its sole discretion. These investment funds are merely used as the basis for measuring the value of participants’ accounts. CHS is not required to actually invest in any of these funds.

Participants are entitled to receive distribution of their vested accounts generally upon a termination of employment (including by reason of death). However, participants may elect to receive all or a portion of their accounts on a specified date or dates. Distributions may be made to participants in annual installments over five or ten years or in a lump sum based on participants’ elections, subject to certain restrictions.

In the event of a Change in Control (as defined in the Plan, and which is defined differently in the Deferred Compensation Plan for amounts deferred before 2005 and for amounts deferred after 2004), all amounts in participants’ accounts will be distributed in a lump sum no earlier than 10 days or later than 45 days after the Change in Control. Also, in the event of an unforeseeable emergency, participants may apply to have all or a portion of their vested accounts distributed to them. In these circumstances, CHS’s retirement committee may distribute to participants an amount determined as reasonably necessary to satisfy the emergency need.

A participant’s interest in his or her accounts under the Deferred Compensation Plan generally cannot be assigned, transferred, garnished, pledged or encumbered by the participant. CHS has reserved the right to amend or terminate the Deferred Compensation Plan at any time, provided that no such amendment or termination may adversely affect any benefits earned prior to the date of such amendment or termination.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of deferred compensation obligations offered by the Registration Statement will be passed upon by Rachel A. Seifert, Executive Vice President, Secretary and General Counsel of the Registrants. Ms. Seifert beneficially owns shares of common stock of the Company, and holds certain equity awards, including stock options to purchase shares of common stock of the Company. Ms. Seifert also participates in the Deferred Compensation Plan and may be entitled to benefits under that plan.

Item 6. Indemnification of Directors and Officers.

Pursuant to authority conferred by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), Article SIXTH of the Company’s restated certificate of incorporation, as amended, eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the law of the State of Delaware, including the DGCL. Article SIXTH further provides that any future amendment to or repeal of its terms will not adversely affect any right or protection of any director of the Company with respect to acts or omissions of such director occurring prior to such repeal or amendment. Article SIXTH also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

In accordance with Section 145 of the DGCL, Article SEVENTH of the Company’s restated certificate of incorporation, as amended, and certain provisions of the Company’s amended and restated by-laws grant the Company’s directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Section 5 of Article VI of the Company’s amended and restated by-laws further provides for advancement of expenses to such indemnified persons.

The Company’s amended and restated by-laws authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s amended and restated by-laws. The Company has obtained insurance policies insuring its directors and officers against certain liabilities.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with its directors and executive officers. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims arising out of or in connection with the service of Indemnitee as a director or officer of the Company or of an affiliate. In the case of an action or proceeding other than an action by or in the right of the Company or CHS, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any other entity which Indemnitee is or was or will be serving at the request of the Company or CHS, or (ii) anything done or not done by Indemnitee in any such capacity. In the case of an action by or in the right of the Company or CHS, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any affiliate or (ii) anything done or not done in such capacity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Company’s restated certificate of incorporation, as amended, or the Company’s amended and restated bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

The Bylaws and/or Certificate of Incorporation of CHS provide for the indemnification of all current and former directors and officers to the fullest extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on November 3, 2015.

COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wayne T. Smith, W. Larry Cash and Rachel A. Seifert and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Wayne T. Smith Wayne T. Smith	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 3, 2015

/s/ W. Larry Cash W. Larry Cash	President of Financial Services, Chief Financial Officer and Director (Principal Financial Officer)	November 3, 2015

/s/ Kevin J. Hammons Kevin J. Hammons	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 3, 2015

/s/ John A. Clerico John A. Clerico	Director	November 3, 2015

/s/ James S. Ely III James S. Ely III	Director	November 3, 2015

/s/ John A. Fry John A. Fry	Director	November 3, 2015

/s/ William Norris Jennings, M.D. William Norris Jennings, M.D.	Director	November 3, 2015

/s/ Julia B. North Julia B. North	Director	November 3, 2015

/s/ H. Mitchell Watson H. Mitchell Watson	Director	November 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on November 3, 2015.

CHS/COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wayne T. Smith, W. Larry Cash and Rachel A. Seifert and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Wayne T. Smith Wayne T. Smith	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 3, 2015

/s/ W. Larry Cash W. Larry Cash	President of Financial Services, Chief Financial Officer and Director (Principal Financial Officer)	November 3, 2015

/s/ Kevin J. Hammons Kevin J. Hammons	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 3, 2015

/s/ Rachel A. Seifert Rachel A. Seifert	Executive Vice President, Secretary, General Counsel and Director	November 3, 2015

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Rachel A. Seifert.

23.1*	Consent of Rachel A. Seifert (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included on signature pages).

*	Filed herewith